UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
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1.   Name and Address of Reporting Person*

Head III                            John
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   (Last)                           (First)             (Middle)

1330 Avenue of the Americas
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                                    (Street)

New York                                NY                  10019
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


ESG Re Limited (ESREF)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


December 1999
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     Chief Executive Officer
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common shares, par value $1.00
  per share                                                                                       8,685       (D)
------------------------------------------------------------------------------------------------------------------------------------
Common shares, par value $1.00                                                                                              As
  per share                                                                                     127,952       (I)         Trustee(1)
------------------------------------------------------------------------------------------------------------------------------------
Common shares, par value $1.00                                                                                              As
  per share                                                                                       3,000       (I)         Trustee(2)
------------------------------------------------------------------------------------------------------------------------------------
Common shares, par value $1.00
  per share                                                                                       9,098       (I)            (2)
------------------------------------------------------------------------------------------------------------------------------------
Common shares, par value $1.00
  per share                                                                                       9,098       (I)            (2)
------------------------------------------------------------------------------------------------------------------------------------
Common shares, par value $1.00
  per share                                                                                     455,457       (I)            (3)
------------------------------------------------------------------------------------------------------------------------------------
Common shares, par value $1.00                                                                                              As
  per share                                                                                      10,695       (I)         Trustee(4)
------------------------------------------------------------------------------------------------------------------------------------
Common shares, par value $1.00                                                                                              As
  per share                                                                                       5,348       (I)         Trustee(5)
------------------------------------------------------------------------------------------------------------------------------------
Common shares, par value $1.00
  per share                                                                                     465,241       (I)            (6)
------------------------------------------------------------------------------------------------------------------------------------
Common shares, par value $1.00
  per share                           12/08/99       P        V       20,000     (A)    $5.4375 812,505       (I)            (7)
------------------------------------------------------------------------------------------------------------------------------------
Common shares, par value $1.00
  per share                                                                                      20,000       (I)            (8)
------------------------------------------------------------------------------------------------------------------------------------
Common shares, par value $1.00
  per share                           12/08/99       P        V       40,000     (A)    $5.4375  80,000       (I)            (9)
------------------------------------------------------------------------------------------------------------------------------------
Common shares, par value $1.00
  per share                           12/08/99       P        V       40,000     (A)    $5.3750  80,000       (I)            (9)
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one reporting person, see Instruction
     4(b)(v).

Potential persons who are to respond to the collection of Information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          (Over)
                                                                 SEC 1474 (3-99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                 2.                                                                                       Deriv-    of
                 Conver-                       5.                              7.                         ative     Deriv-
                 sion                          Number of                       Title and Amount           Secur-    ative
                 or                            Derivative    6.                of Underlying     8.       ities     Secur-   11.
                 Exer-                4.       Securities    Date              Securities        Price    Bene-     ity:     Nature
                 cise                 Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   of
                 Price       3.       action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   In-
1.               of          Trans-   Code     of (D)        (Month/Day/Year)            Amount  ative    at End    In-      direct
Title of         Deriv-      action   (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative       ative       Date     8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security         Secur-      (mm/dd/  ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)       ity         yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Common
Class A Warrants $20/sh                                     12/03/97 12/03/07  Shares      736              736     (D)
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Common
Class A Warrants $20/sh                                     12/17/97 12/17/07  Shares       63               63     (D)
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Common
Class A Warrants $20/sh                                     12/22/97 12/22/07  Shares       86               86     (D)
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Common
Class A Warrants $20/sh                                     12/03/97 12/03/07  Shares      588              588     (I)        (2)
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Common
Class A Warrants $20/sh                                     12/17/97 12/17/07  Shares       51               51     (I)        (2)
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Common
Class A Warrants $20/sh                                     12/22/97 12/22/07  Shares       69               69     (I)        (2)
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Common
Class A Warrants $20/sh                                     12/03/97 12/03/07  Shares      588              588     (I)        (2)
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Common
Class A Warrants $20/sh                                     12/17/97 12/17/07  Shares       51               51     (I)        (2)
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Common
Class A Warrants $20/sh                                     12/22/97 12/22/07  Shares       69               69     (I)        (2)
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Common
Class A Warrants $20/sh                                     12/03/97 12/03/07  Shares    107,451          107,451   (I)        (3)
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Common
Class A Warrants $20/sh                                     12/17/97 12/17/07  Shares    871,427          871,427   (I)        (3)
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Common
Class A Warrants $20/sh                                     12/22/97 12/22/07  Shares    105,097          105,097   (I)        (3)
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Common
Class B Warrants $20/sh (10)                                 1/27/98  1/27/08  Shares    276,240          276,240   (I)        (3)
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Common                                        As
Class A Warrants $20/sh                                     12/03/97 12/03/07  Shares     1,176            1,176    (I)   Trustee(4)
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Common                                         As
Class A Warrants $20/sh                                     12/17/97 12/17/07  Shares     102              102      (I)   Trustee(4)
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Common                                         As
Class A Warrants $20/sh                                     12/22/97 12/22/07  Shares     137              137      (I)   Trustee(4)
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Common                                         As
Class A Warrants $20/sh                                     12/03/97 12/03/07  Shares    11,765           11,765    (I)   Trustee(1)
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Common                                         As
Class A Warrants $20/sh                                     12/17/97 12/17/07  Shares     1,017            1,017    (I)   Trustee(1)
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Common                                         As
Class A Warrants $20/sh                                     12/22/97 12/22/07  Shares     1,372            1,372    (I)   Trustee(1)
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Common                                         As
Class A Warrants $20/sh                                     12/03/97 12/03/07  Shares      588              588     (I)   Trustee(5)
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Common                                         As
Class A Warrants $20/sh                                     12/17/97 12/17/07  Shares      51               51       (I)  Trustee(5)
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Common                                         As
Class A Warrants $20/sh                                     12/22/97 12/22/07  Shares      69               69       (I)  Trustee(5)
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Common
Class A Warrants $20/sh                                     12/03/97 12/03/07  Shares    51,177          51,177      (I)     (6)
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Common
Class A Warrants $20/sh                                     12/17/97 12/17/07  Shares     4,422           4,422      (I)     (6)
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Common
Class A Warrants $20/sh                                     12/22/97 12/22/07  Shares     5,969           5,969      (I)     (6)
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Common
Class A Warrants $20/sh                                     12/03/97 12/03/07  Shares    86,147           86,147      (I)     (7)
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Common
Class A Warrants $20/sh                                     12/17/97 12/17/07  Shares    7,443            7,443       (I)     (7)
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Common
Class A Warrants $20/sh                                     12/22/97 12/22/07  Shares    10,048          10,048       (I)     (7)
------------------------------------------------------------------------------------------------------------------------------------
Options                                                                        Common
(right to buy)   $20/sh                                     12/12/97 12/12/07  Shares    17,857          17,857       (I)     (2)
------------------------------------------------------------------------------------------------------------------------------------
Options                                                                        Common
(right to buy)   $25.50/sh                                  05/04/97 05/04/08  Shares    15,357          15,357       (I)     (2)
------------------------------------------------------------------------------------------------------------------------------------
Options                                                                        Common
(right to buy)   $20/sh                                     12/12/97 12/12/07  Shares    17,857          17,857       (I)     (2)
------------------------------------------------------------------------------------------------------------------------------------
Options                                                                        Common
(right to buy)   $25.50/sh                                  05/04/98 05/04/08  Shares    15,357          15,357       (I)     (2)
------------------------------------------------------------------------------------------------------------------------------------
Options                                                                        Common
(right to buy)   $16.81/sh                                  02/25/98 02/25/08  Shares    70,000          70,000       (I)     (2)
------------------------------------------------------------------------------------------------------------------------------------
Options                                                                        Common
(right to buy)   $16.50/sh                                  05/07/98 05/07/08  Shares     5,000           5,000       (I)     (2)

====================================================================================================================================

Explanation of Responses:

1.   Held by Head Company Profit Sharing Plan.

2. Held by trust(s) for the benefit of heir(s) of John C Head III. The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for any purpose.

3. Held by HMI Partners L.P., of which John C Head III is a General Partner of the General Partner.

4.   Held by the Head Family Foundation.

5.   Held by Head Company Pension Plan.

6. Held by Drake Holdings Limited, of which John C Head III is a partner of the general partner of a shareholder.

7. Held by ESG Partners (Bermuda) L.P., of which John C Head III is a Managing Member of the general partner.

8. Held by Charles Partners L.P., of which John C Head III is a General Partner of the General Partner.

9. Held by HIIB III L.L.C., of which John C Head III is a Managing Member of the Managing Member of the Limited Liability Corporation.
s
10.  Exercise Price of Class B Warrants decreases in future.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


/s/ John C Head III                                             12/9/99
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
      John C Head III


Potential persons who are to respond to the collection of Information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


NYC-1/37527/01